Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ALFA CORPORATION,

ALFA MUTUAL INSURANCE COMPANY,

ALFA MUTUAL FIRE INSURANCE COMPANY

and

ALFA DELAWARE MERGER SUB, INC.

Dated as of November 4, 2007

TABLE OF CONTENTS

ARTICLE I	Definitions	1
1.1	Certain Defined Terms	1
1.2	Index to Defined Terms	5
1.3	Construction; Absence of Presumption	7

ARTICLE II	The Merger; Closing; Effective Time	7
2.1	The Merger	7
2.2	Closing	7
2.3	Effective Time	7

ARTICLE III	Directors of the Surviving Corporation	8
3.1	Certificate of Incorporation	8
3.2	By-Laws	8
3.3	Directors	8
3.4	Officers	8

ARTICLE IV	Effect of the Merger on Capital Stock; Exchange of Certificates	8
4.1	Effect on Capital Stock	8
4.2	Exchange of Certificates	9
4.3	Treatment of Company Awards	12
4.4	Adjustments to Prevent Dilution	12

ARTICLE V	Representations and Warranties of the Company	13
5.1	Approval and Fairness	13
5.2	Brokers and Finders	14

ARTICLE VI	Representations and Warranties of the Mutual Group and Merger Sub	14
6.1	Organization, Good Standing and Qualification	14
6.2	Corporate Authority	14
6.3	Governmental Filings; No Violations; Certain Contracts	14
6.4	Litigation	15
6.5	Capitalization of Merger Sub	15
6.6	Information Supplied	16
6.7	Brokers and Finders	16
6.8	Financing Plan	16

ARTICLE VII	Covenants	16
7.1	Interim Operations	16
7.2	Acquisition Proposals	16
7.3	Information Supplied	19
7.4	Stockholders Meeting	19
7.5	Filings; Other Actions; Notification	20
7.6	Certain Transactions Prior to or at Effective Time	22
7.7	Publicity	22

7.8	Expenses	22
7.9	Indemnification; Directors’ and Officers’ Insurance	22
7.10	Other Actions by the Company	24
7.11	The Mutual Group Vote	25
7.12	Continuation of the Special Committee	25

ARTICLE VIII	Conditions	26
8.1	Conditions to Each Party’s Obligation to Effect the Merger	26
8.2	Conditions to Obligations of the Mutual Group and Merger Sub	26
8.3	Conditions to Obligation of the Company	27

ARTICLE IX	Termination	27
9.1	Termination by Mutual Consent	27
9.2	Termination by Either the Mutual Group or the Company	27
9.3	Termination by the Company	28
9.4	Termination by the Mutual Group	28
9.5	Effect of Termination and Abandonment	28

ARTICLE X	Miscellaneous and General	28
10.1	Survival	28
10.2	Modification or Amendment	29
10.3	Waiver of Conditions	29
10.4	Counterparts	29
10.5	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	29
10.6	Notices	30
10.7	Entire Agreement	31
10.8	No Third-Party Beneficiaries	32
10.9	Obligations of the Mutual Group and of the Company	32
10.10	Severability	32
10.11	Assignment	32

- ii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of November 4, 2007, among Alfa Corporation, a Delaware corporation (the “Company”), Alfa Mutual Insurance Company, an Alabama corporation (“AMI”), Alfa Mutual Fire Insurance Company, an Alabama corporation (“AMF”) (AMI and AMF are together, the “Mutual Group”), and Alfa Delaware Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the boards of directors of the Mutual Group and Merger Sub have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the board of directors of the Company, upon the recommendation of a special committee of the board of directors of the Company consisting solely of independent directors not affiliated with the Mutual Group (the “Special Committee”), has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders other than the Mutual Group and its Affiliates, (ii) approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby, (iii) resolved to recommend to such stockholders their approval of the Merger and this Agreement, and (iv) approved, for purposes of Section 203 of the DGCL, the transactions contemplated hereby; and

WHEREAS, the Company, the Mutual Group and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Certain Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Aggregate Merger Consideration” means the aggregate Per Share Merger Consideration required to be paid under the terms of this Agreement, including for Shares subject to Company Awards.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day ending at 11:59 P.M. (eastern time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Award” means any Restricted Share or Company Option.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(A) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B) any action required to be taken by the Company pursuant to this Agreement or taken by the Company at the written request of the Mutual Group;

(C) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity;

(D) any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume;

(E) a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement;

(F) changes generally affecting auto insurers, homeowners and/or life insurers;

(G) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent in magnitude with prior years;

(H) any loss of, or adverse change in, the relationship of the Company with its customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(I) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

(J) changes in GAAP, SAP or applicable Law after the date hereof;

provided further that, with respect to clauses (A), (E), (F) and (J), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries taken as a whole compared to other companies operating in the auto, homeowners and/or life insurance industries in the United States.

“Company Portion” means an amount to be determined by the Mutual Group prior to the Effective Time, taking into account the financing transactions described on Schedule 6.8 of the Mutual Group Disclosure Letter, but in no event to exceed $500 million.

“Company Requisite Vote” means the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote on this Agreement and the Merger at a stockholders’ meeting duly called and held for such purpose.

“Company Stock Plan” means the Alfa Corporation 2005 Amended and Restated Stock Incentive Plan, which amended and restated the Alfa Corporation Amended and Restated Stock Incentive Plan (dated February 27, 2001), which amended and restated the 1993 Stock Incentive Plan.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any Insurance Authority or other domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization.

“Insurance Authority” means any federal or state regulatory authority governing insurance.

“Insurance Law” means any federal, state or local law, statute, ordinance, regulation or rule regulating the business and products of insurance and reinsurance and all applicable orders, bulletins, interpretations, opinions, circular letters and directives of Governmental Entities relating to the regulation of insurance.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any Insurance Law and any other federal, state or local law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction or decree of any Governmental Entity.

“License” means any permit, license, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Mutual Group Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Mutual Group and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole; provided, however, that any effect to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Mutual Group Material Adverse Effect:

(A) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B) any action required to be taken by the Mutual Group pursuant to this Agreement;

(C) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity;

(D) a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement;

(E) changes generally affecting auto insurers, homeowners and/or life insurers;

(F) seasonal fluctuations in the revenues, earnings, or other financial performance of the Mutual Group to the extent generally consistent in magnitude with prior years;

(G) any loss of, or adverse change in, the relationship of the Mutual Group with its customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(H) any failure by the Mutual Group to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Mutual Group to meet such projections, forecasts or revenue or earnings predictions;

(I) changes in GAAP, SAP or applicable Law after the date hereof;

provided further that, with respect to clauses (A), (D), (E), and (I), such change, event, circumstance or development does not disproportionately adversely affect the Mutual Group and its Subsidiaries taken as a whole compared to other companies operating in the auto, homeowners and/or life insurance industries in the United States;

provided further that, any action contemplated by Section 7.6 of this Agreement shall not be taken into consideration in determining whether a Mutual Group Material Adverse Effect has occurred.

“Nasdaq” means The NASDAQ Global Select Market.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Representatives” means a Person’s officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“SAP” means applicable statutory accounting practices prescribed or permitted by an Insurance Authority or other applicable Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. In no event shall Merger Sub be considered a “Subsidiary” of the Company for purposes of this Agreement,

“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy or other tax, duty or similar governmental assessment, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions.

1.2 Index to Defined Terms. Each of the following terms is defined on the page of this Agreement set forth opposite such term:

Defined Term	Page
Acquisition Proposal	17
Adverse Condition	21
Agreement	1
AMF	1
AMI	1
By-Laws	8
Certificate	9
Change of Recommendation	18
Charter	8
Closing	7
Closing Date	7
Company	1
Company Approvals	13
Company Disclosure Letter	13
Company ESPP	12
Company Insurance Subsidiaries	22
Company Option	12
Company Recommendation	13
Costs	22
D&O Insurance	23
Delaware Certificate of Merger	7
DGCL	7
Dissenting Stockholders	8
Effective Time	8
Exchange Fund	9
Excluded Shares	8
Indemnified Parties	22
Merger	1
Merger Sub	1
Merger Sub Stock	15
Mutual Group	1
Mutual Group Approvals	15
Mutual Group Disclosure Letter	14
Order	26
Paying Agent	9
Per Share Merger Consideration	8
Proxy Statement	19
Restricted Share	12
Schedule 13E-3	19
Share	8
Special Committee	1
Stockholders Meeting	19
Superior Proposal	17
Superior Proposal Change of Recommendation	18
Surviving Corporation	7
Termination Date	27

1.3 Construction; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) Article and Section references are to the Articles and Sections to this Agreement, unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or dollars shall refer to United States dollars.

(b) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

The Merger; Closing; Effective Time

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

2.2 Closing. Unless otherwise mutually agreed in writing by the Company (at the direction of the Special Committee) and the Mutual Group, the closing of the Merger (the “Closing”) shall take place at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York, at 9:00 A.M. local time on the first Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

2.3 Effective Time. As soon as practicable following the Closing, the Company (at the direction of the Special Committee) and the Mutual Group will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE III

Certificate of Incorporation, By-Laws, Officers and

Directors of the Surviving Corporation

3.1 Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

3.2 By-Laws. The by-laws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Laws.

3.3 Directors. The board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1 Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement:

(a) Merger Consideration. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, each share of the common stock, par value $1.00 per share, of the Company (a “Share”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), shall be converted into the right to receive $22.00 per Share (the “Per Share Merger Consideration”). “Excluded Shares” means (i) Shares owned by the Mutual Group, (ii) Shares owned by Merger Sub, or by the Company or any of its wholly owned Subsidiaries, (iii) Shares subject to Company Awards, and (iv) Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”).

(b) Cancellation of Shares; Mutual Group-Owned Stock to Remain Outstanding. At the Effective Time:

(i) all of the Shares (other than Excluded Shares referred to in clause (i) of Section 4.1(a)), as a result of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled and shall cease to exist;

(ii) each certificate formerly representing any Shares (a “Certificate”) (other than any of the Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest;

(iii) each Certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f);

(iv) each Excluded Share referred to in clause (ii) of Section 4.1(a), as a result of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist;

(v) each Excluded Share referred to in clause (iii) of Section 4.1(a) shall be afforded the treatment provided in Section 4.3; and

(vi) each Excluded Share referred to in clause (i) of Section 4.1(a) shall remain outstanding without change.

(c) Merger Sub Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one million (1,000,000) shares of common stock of the Surviving Corporation.

4.2 Exchange of Certificates.

(a) Paying Agent. For the benefit of the holders of Shares (other than Excluded Shares), promptly following the Effective Time, (i) Mutual Group shall cause the Company to deposit, or cause to be deposited, with a paying agent selected by the Mutual Group with the Special Committee’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), a cash amount in immediately available funds equal to the Company Portion less the amount to be paid by the Company pursuant to Section 4.3, and (ii) Mutual Group shall deposit, or shall cause to be deposited, with the Paying Agent a cash amount in immediately available funds equal to the amount necessary (when combined with the amount deposited by the Company pursuant to the foregoing subsection (i)) for the Paying Agent to make payments under Section 4.1(a) (the amounts so deposited with the Paying Agent under (i) and (ii) are referred to as “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by the Mutual Group, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Company; provided that no such investment or loss thereon shall reduce the amounts payable to holders of Shares pursuant to this Article IV.

(b) Exchange Procedures. Immediately after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as the Mutual Group and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, except for Shares owned by the Mutual Group or any direct or indirect wholly owned subsidiary of the Mutual Group. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, the Mutual Group or the Paying Agent for transfer, except for Shares owned by the Mutual Group or any direct or indirect wholly owned subsidiary of the Mutual Group, and pursuant to the terms of Section 4(f), it shall be cancelled and exchanged for a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate multiplied by (y) the Per Share Merger Consideration.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Mutual Group, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Mutual Group or the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by the Mutual Group or the Surviving Corporation as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give the Mutual Group the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Mutual Group, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of the Mutual Group and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Mutual Group, as the case may be, such withheld amounts (i) shall be remitted by the Mutual Group or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this

Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Mutual Group, as the case may be.

4.3 Treatment of Company Awards.

(a) In accordance with the terms of the Company Stock Plan, the Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (a “Company Option”) granted under the Company Stock Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option, and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes.

(b) The Company shall provide that, immediately prior to the Effective Time, each Share that is subject to a restricted share award that is outstanding immediately prior to the Effective Time and remains subject to vesting or other lapse restrictions pursuant to the Company Stock Plan (including “Career Shares” and Shares credited to restricted share awards as dividend equivalents) (each a “Restricted Share”) shall vest and become free of all such restrictions as of the Effective Time, and at the Effective Time the holder thereof shall, subject to this Article IV, be entitled to receive the Per Share Merger Consideration from the Company in exchange for each such Restricted Share, less any required withholding taxes.

(c) The Company (at the direction of the Special Committee) shall, after the date hereof, take all actions necessary to provide that any outstanding offering periods in effect as of the opening of business on the date hereof under the Company’s Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPP”) shall continue through the next scheduled purchase date pursuant to their terms and shall ensure that no new offering periods thereunder shall commence following the date hereof.

(d) At or prior to the Effective Time, the Company (at the direction of the Special Committee) and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and use its reasonable best efforts to effectuate the provisions of Section 4.3(a), 4.3(b) and 4.3(c). The Company (at the direction of the Special Committee) shall use its reasonable best efforts to ensure that from and after the Effective Time neither the Mutual Group nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Awards.

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for

Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in the corresponding schedules of the disclosure letter delivered to the Mutual Group by the Company concurrent with entering into this Agreement (the “Company Group Disclosure Letter”), the Company hereby represents and warrants to the Mutual Group and Merger Sub as follows:

5.1 Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to adoption of this Agreement by the Company Requisite Vote.

(b) The Special Committee has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the holders of Shares other than the Mutual Group and its Subsidiaries, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and resolved to recommend the Merger and adoption of this Agreement to the holders of Shares (the “Company Recommendation”). The board of directors of the Company has adopted a resolution approving this Agreement and declaring its advisability and has directed that this Agreement be submitted to the holders of Shares for their adoption.

(c) The Special Committee has received the written opinion of its financial advisor, Lazard Freres & Co. LLC, to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair to such holders (other than the Mutual Group and its Subsidiaries) from a financial point of view (a true and complete copy of which opinion has been delivered to the Mutual Group).

(d) Other than (i) the filings and/or notices pursuant to Section 2.3, (ii) the filing of applications and/or notices with Insurance Authorities and other Governmental Entities as set forth on Schedule 5.1(a) of the Company Disclosure Letter, and the approval of such applications or the expiration of any applicable waiting periods (the “Company Approvals”), and (iii) the filing with the SEC of the Proxy Statement and a Schedule 13E-3, in the case of clauses (ii) and (iii) to the knowledge of the Special Committee after due inquiry of the officers of the Company, no notices, reports or other filings are required to be made by the Company with, nor are any Licenses required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

5.2 Brokers and Finders. The Special Committee has not, on behalf of itself, the Company or any of the Company’s Subsidiaries, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Special Committee has employed Lazard Freres & Co. LLC as the financial advisor to the Special Committee.

ARTICLE VI

Representations and Warranties of the Mutual Group and Merger Sub

Except as set forth in the corresponding schedules of the disclosure letter delivered to the Company by the Mutual Group concurrent with entering into this Agreement (the “Mutual Group Disclosure Letter”) (it being agreed that disclosure of any item in any schedule of the Mutual Group Disclosure Letter shall be deemed disclosure with respect to any other schedule to which the relevance of such item is reasonably apparent), each of AMI, AMF and Merger Sub hereby represents and warrants to the Company as follows:

6.1 Organization, Good Standing and Qualification. Each of AMI, AMF and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of the Mutual Group and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

6.2 Corporate Authority. No vote of policyholders of either AMI or AMF is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of AMI, AMF and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of AMI, AMF and Merger Sub and is a valid and binding agreement of AMI, AMF and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3 Governmental Filings; No Violations; Certain Contracts.

(a) Other than (i) the filings and/or notices pursuant to Section 2.3, (ii) the filing of applications and/or notices with Insurance Authorities and other Governmental Entities as set forth on Schedule 6.3(a) of the Mutual Group Disclosure Letter, and the approval of such applications or the expiration of any applicable waiting periods (the “Mutual Group Approvals”), and (iii) the filing with the SEC of the Proxy Statement and a Schedule 13E-3, no notices, reports or other filings are required to be made by the Mutual Group or Merger Sub with, nor are any Licenses required to be obtained by the Mutual Group or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Mutual Group and Merger Sub and the consummation by the Mutual Group and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Mutual Group and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Mutual Group and Merger Sub do not, and the consummation by the Mutual Group and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of any of AMI, AMF or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of any of AMI, AMF or any of their respective Subsidiaries pursuant to, any Contracts binding upon any of AMI, AMF or any of their respective Subsidiaries or under any Law or License to which any of AMI, AMF or any of their respective Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Mutual Group or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. For purposes of this Section 6(b), the Subsidiaries of AMI and AMF shall not include the Company and its Subsidiaries.

6.4 Litigation. As of the date of this Agreement, except as set forth in Schedule 6.4 of the Mutual Group Disclosure Letter, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Mutual Group, threatened against any of AMI, AMF or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Mutual Group or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

6.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Stock”), of which thirteen shares are issued and outstanding, all of which thirteen shares are validly issued and nonassessable. As of the date of this Agreement, all of the issued and outstanding Merger Sub Stock is owned by AMI and AMF as set forth on

Schedule 6.5 of the Mutual Group Disclosure Letter. The parties agree that AMI and AMF may, in their discretion and prior to the Effective Time, change the number of shares of Merger Sub Stock that each holds, provided, that the only stockholders of Merger Sub at the Effective Time will be AMI and AMF. Merger Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated by this Agreement and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.6 Information Supplied. None of the information supplied by or on behalf of AMI, AMF or Merger Sub for inclusion in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.7 Brokers and Finders. None of AMI, AMF or Merger Sub, or any of their respective Subsidiaries (other than the Company and its Subsidiaries) or their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Mutual Group has employed Goldman, Sachs & Co. as its financial advisor.

6.8 Financing Plan. Schedule 6.8 of the Mutual Group Disclosure Letter sets forth an accurate description of the Mutual Group’s plan for obtaining the funds to pay the Aggregate Merger Consideration.

ARTICLE VII

Covenants

7.1 Interim Operations. After the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time, the businesses of the Company and its Subsidiaries shall be operated and conducted in the ordinary course consistent with past practice, except as required by applicable Law. Neither AMI nor AMF shall take or permit any of their respective Subsidiaries (including the Company or its Subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VIII not being satisfied or (ii) prevent the consummation of the Merger; provided, however, that the Mutual Group shall not be required hereby to take or agree to any action that is reasonably likely to result in an Adverse Condition.

7.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company (at the direction of the Special Committee) agrees that neither the Special Committee nor any of its members shall, and the Special Committee shall instruct and cause its Representatives not to, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any Person relating to, any Acquisition Proposal (except solely to provide written notice of the existence of these provisions); or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company (at the direction of the Special Committee) may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to the Mutual Group to the extent not previously provided to it or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, (x) the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable Law and (y) the Special Committee has determined in good faith that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power of any class of equity securities of the Company, or 25% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the Company’s stockholders (other than the Mutual Group and its direct or indirect wholly owned subsidiaries) from a financial point of view than the transaction contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed (assuming that the Mutual Group is willing to vote in favor of the Acquisition Proposal, but with the parties hereto acknowledging and agreeing that nothing herein obligates the Mutual Group in any way to vote in favor of the Acquisition Proposal).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The Special Committee shall not directly or indirectly:

(i) withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to the Mutual Group, the Company Recommendation with respect to the Merger; or

(ii) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to (but not after) the time the Company Requisite Vote is obtained, the Special Committee may withhold or withdraw the Company Recommendation if the Special Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided that if the Change of Recommendation is due to the existence of a Superior Proposal (a “Superior Proposal Change of Recommendation”), the Special Committee shall not make such Superior Proposal Change of Recommendation unless the Special Committee has given the Mutual Group written notice of its intention to take this action at least two Business Days prior to its taking this action (it being understood that this intention or notice or the disclosure of either will not constitute a Superior Proposal Change of Recommendation entitling the Mutual Group or the Special Committee, as applicable, to terminate this Agreement pursuant to Section 9.2(c)). The Special Committee agrees that (x) during the two Business Day period prior to its making a Superior Proposal Change of Recommendation, the Mutual Group will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by this Agreement, and the Special Committee and its Representatives will, if requested by the Mutual Group, negotiate in good faith with the Mutual Group and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Mutual Group, and (y) the Special Committee may make a Superior Proposal Change of Recommendation in the case of an Acquisition Proposal that was a Superior Proposal only if it continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which the Mutual Group and the Special Committee have agreed prior to the expiration of such two Business Day period.

(d) Certain Permitted Disclosures. Nothing contained in Section 7.2(a) shall be deemed to prohibit the Company (at the direction of the Special Committee) or the directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition

Proposal; provided that the Special Committee may not effect a Change of Recommendation unless permitted to do so under, and in compliance with, this Section 7.2; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(e) Notice. The Special Committee shall promptly (and, in any event, within 48 hours) notify the Mutual Group if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

7.3 Information Supplied. The Company (at the direction of the Special Committee) shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company (at the direction of the Special Committee), AMI and AMF shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a Schedule 13E-3 under Rule 13e-3 under the Exchange Act (such Schedule 13-E, including any amendment or supplement thereto, the “Schedule 13E-3”). Each of the Company, AMI and AMF agrees, as to itself and its Subsidiaries, that the Proxy Statement and Schedule 13E-3 as filed by it will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. (i) Each of AMI and AMF agrees that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 and (ii) the Company agrees that none of the information supplied by it with respect to this Merger Agreement and the transactions contemplated hereby for inclusion or incorporation by referenced in the Proxy Statement or Schedule 13E-3, will, in the case of each of clauses (i) and (ii), at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4 Stockholders Meeting. The Company (at the direction of the Special Committee) will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to a Change of Recommendation in accordance with Section 7.2(c), the Special Committee shall recommend such adoption and use all commercially reasonable efforts to solicit such adoption of this Agreement.

7.5 Filings; Other Actions; Notification.

(a) Proxy Statement and Schedule 13E-3. Each of the Company (at the direction of the Special Committee), AMI and AMF shall promptly notify the other such parties and the Special Committee of the receipt of all comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information. Each of the Company (at the direction of the Special Committee), AMI and AMF shall promptly provide to the other such parties and the Special Committee copies of all correspondence between it and/or any of its Representatives and the SEC with respect to the Proxy Statement and Schedule 13E-3. The Company (at the direction of the Special Committee), AMI and AMF shall each use all commercially reasonable efforts to provide prompt responses to the SEC with respect to all comments from the SEC received on the Proxy Statement and Schedule 13E-3, and the Company (at the direction of the Special Committee) shall cause the definitive Proxy Statement to be mailed as promptly as reasonably possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Action by Mutual Group. The Mutual Group agrees to use all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws (in each case with the consultation and consent of the Special Committee, which shall not be unreasonably withheld, conditioned or delayed) to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including obtaining the Aggregate Merger Consideration in accordance with Schedule 6.8 of the Mutual Group Disclosure Letter, as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, including filings with Insurance Authorities, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5(b) shall require, or be construed to require, AMI or AMF in connection with receipt of any regulatory approval to proffer to, or agree or commit to, any prohibition, limitation, restraint, restriction or impairment with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of any of AMI, AMF or their respective Subsidiaries, or of the Company or any of its Subsidiaries, or any required sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate (including by trust or otherwise) arrangement with respect to any of the assets, properties, licenses, rights, operations or businesses of AMI, AMF or any of their respective Subsidiaries, or of the Company or any of its Subsidiaries, or conduct the business of AMI, AMF or any of their respective Subsidiaries, or of the Company or any of its Subsidiaries, in a specified manner or otherwise limit the freedom of action, or agree to limit the freedom of action, with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of AMI, AMF or any of their respective Subsidiaries, or of the Company or any of its Subsidiaries, in such a manner that, individually or in the aggregate, materially and adversely affects the benefits to the Mutual Group and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, that the Mutual Group reasonably expected to derive from consummation of the Merger (an “Adverse Condition”); provided, however, for the avoidance of doubt, the definition of “Adverse Condition” shall exclude reasonable restrictions, limitations or conditions ordinarily imposed by an applicable Governmental Entity in similar transactions. Subject to applicable Laws relating to the exchange of information, the Mutual Group and the Special Committee (on behalf of the Company) shall have the right to participate in all matters with any Governmental Entity in connection with any filing, report or application relating to this Agreement made or to be made with any Governmental Entity, and any responses to inquiries therefrom and any discussions therewith, provided that the Mutual Group, the Company and the Special Committee shall have the right to review in advance and, to the extent practicable, each will consult with the others on and consider in good faith the views of the others in connection with, all of the information relating to any of AMI, AMF, the Company or the Special Committee, as the case may be, and any of their respective Subsidiaries (as applicable), that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and Schedule 13E-3).

(c) Information. The Company (at the direction of the Special Committee and to the extent reasonably known by the Special Committee) and each of AMI and AMF shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of AMI, AMF, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, AMI, AMF and the Special Committee each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by AMI, AMF, the Company or the Special Committee, as the case may be, or any of its Subsidiaries (as applicable), from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. AMI and AMF shall give prompt notice to the Special Committee of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect, and each of AMI, AMF and the Special Committee shall give prompt notice to the others of any failure of any condition to any party’s obligations to effect the Merger. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company, AMI or AMF, as applicable, or limit in any manner the Company’s, AMI’s or AMF’s causes of action and remedies in Law and equity.

7.6 Certain Transactions Prior to or at Effective Time. Schedule 7.6 to the Mutual Group Disclosure Letter sets forth a complete list of the Subsidiaries of the Company that are licensed to conduct the business of insurance (the “Company Insurance Subsidiaries”). Prior to or at Closing, as and when requested by the Mutual Group, the Company (in each case with the consultation of the Special Committee) shall, and shall cause the applicable Company Insurance Subsidiaries to, take all corporate and other actions necessary or appropriate to effect the transactions set forth on Schedule 6.8 of the Mutual Group Disclosure Letter. Prior to (i) the Closing and (ii) the taking of any action to effect the transactions set forth in paragraph 2 on Schedule 6.8 of the Mutual Group Disclosure Letter, the Mutual Group shall cause the Company’s chief financial officer to prepare, execute and deliver a certificate to the Company’s Board of Directors confirming that the actions to be taken pursuant to this Section 7.6 as set forth in paragraph 2 on Schedule 6.8 are compliant with Section 10-2b-6.40 of the Code of Alabama.

7.7 Publicity. Except with respect to any Change of Recommendation made in accordance with this Agreement, the Special Committee and the Mutual Group each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including Nasdaq) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq or by the request of any Governmental Entity.

7.8 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

7.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Mutual Group shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation and by-laws in effect on the date hereof to indemnify such Person and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under and in accordance with the provisions of the Company’s certificate of incorporation and by-laws in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Company’s by-laws shall be made by independent counsel selected by the Indemnified Party (such independent counsel to be reasonably acceptable to the Surviving Corporation).

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party and then only to such extent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the smallest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter to the extent reasonable; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or the Company’s certificate of incorporation and by-laws in effect on the date hereof.

(c) Prior to the Effective Time, the Company shall cause, and if the Company is unable to, the Mutual Group shall cause, the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any

reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and the Mutual Group shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and the Mutual Group shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6) year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend for any D&O Insurance required by this Section 7.9(c) an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 7.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

7.10 Other Actions by the Company.

(a) Takeover Statutes. If any state takeover statute or similar statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. Prior to the Effective Time, the board of directors of the Company may adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including Company Options and other derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including Company Options and other derivative securities with respect to Shares) to be disposed of by each such individual, and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the

Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel of the Mutual Group for its review a true and complete copy of such resolutions to be adopted by the board of directors of the Company prior to such adoption.

(c) Tax Certificate. Immediately prior to the Closing, the Company may provide the Mutual Group a statement pursuant to Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest (as defined by the Code).

7.11 The Mutual Group Vote.

(a) Without limiting the effect of any vote or consent of the Mutual Group with respect to any Merger Sub Stock prior to the date hereof, each of AMI and AMF agrees to vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Merger Sub Stock beneficially owned by it or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of Merger Sub at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

(b) Each of AMI and AMF shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in each case as of the date hereof, in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof. With respect to such Shares, each of AMI and AMF agrees that any action to adopt and approve this Agreement shall be made only at a duly convened meeting of stockholders of the Company for such purpose and that neither AMI, AMF, nor any of their respective Subsidiaries shall act by written consent in lieu of a meeting to approve and adopt this Agreement or the transactions contemplated hereby.

7.12 Continuation of the Special Committee. The Mutual Group and Merger Sub agree that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (x) the Closing or (y) the termination of this Agreement, they shall not authorize their designees to the Company’s board of directors to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the Closing or (y) the termination of this Agreement, the Mutual Group and Merger Sub shall not seek to remove the members of the Special Committee from the Company’s board of directors (other than in the case of removal for cause, as determined in good faith by the Company’s board of directors) and, should all the members of the Special Committee cease to so serve, the Mutual Group or Merger Sub shall not restrict the Company’s board of directors from causing the election of an individual or individuals to the board of directors of the Company who constitutes an “independent” director under the applicable Nasdaq rules and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

ARTICLE VIII

Conditions

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly approved and adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and by-laws of the Company.

(b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

8.2 Conditions to Obligations of the Mutual Group and Merger Sub. The obligations of the Mutual Group and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by the Mutual Group at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking an Adverse Condition, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, an Adverse Condition.

(d) Consents and Approvals. The consents and approvals of Governmental Entities and other Persons as set forth on Schedule 8.2(d) of the Mutual Group Disclosure Letter and the Company Approvals and Mutual Group Approvals shall have been obtained or made, as the case may be, and shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would constitute an Adverse Condition.

(e) No Material Adverse Effect. No event or circumstance shall have occurred that has or is reasonably likely to have a Mutual Group Material Adverse Effect.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company (at the direction of the Special Committee) at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of AMI, AMF and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date). The Company shall have received at the Closing a certificate signed on behalf of AMI, AMF and Merger Sub by an executive officer of each of AMI, AMF and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of the Mutual Group and Merger Sub. Each of AMI, AMF and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of AMI, AMF and Merger Sub by an executive officer of each of AMI, AMF and Merger Sub, respectively, to such effect.

(c) Consents and Approvals. The consents and approvals of Governmental Entities and other Persons as set forth on Schedule 8.2(d) of the Mutual Group Disclosure Letter and the Company Approvals and Mutual Group Approvals shall have been obtained or made, as the case may be.

ARTICLE IX

Termination

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company (at the direction of the Special Committee) and the Mutual Group.

9.2 Termination by Either the Mutual Group or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Mutual Group or the Company (at the direction of the Special Committee) if (a) the Merger shall not have been consummated by June 30, 2008 (the “Termination Date”), whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 8.1(a), provided, however, that if the Mutual Group or the Company determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, the Termination Date may be extended to a date not beyond September 30, 2008 if either the Mutual Group or the Company notifies the other party in writing on or prior to June 30, 2008, (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 8.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, (c) the Special Committee shall have made a Superior Proposal Change of Recommendation, or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 8.1(a)); provided that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company (at the direction of the Special Committee) if there has been a breach of any representation, warranty, covenant or agreement made by the Mutual Group or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or 8.3(b) is incapable of being satisfied; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

9.4 Termination by the Mutual Group. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the boards of directors of AMI and AMF if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or 8.2(b) is incapable of being satisfied; provided, however, that the Mutual Group shall not have the right to terminate this Agreement pursuant to Section 9.4(a) if the Mutual Group or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Subsidiaries); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

Miscellaneous and General

10.1 Survival. This Article X and the agreements of the Company, the Mutual Group and Merger Sub contained in Article IV and Sections 7.8 (Expenses) and 7.9 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X and the agreements of the Company, the Mutual Group and Merger Sub contained in Section 7.8 (Expenses) and Section 9.5 (Effect of Termination

and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2 Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of Law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware (and if, and only if, such courts do not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state court (and if, and only if, such courts do not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware). The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by nationally recognized overnight delivery service (delivery fee prepaid), or by facsimile:

If to AMI, AMF or Merger Sub:

Alfa Mutual Insurance Company
2108 East South Blvd.
Montgomery, Alabama 36116
Attention: H. Al Scott, Esq.
fax: 334-612-5120
phone: 334-613-4287

with a copy (which does not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention:	Susan J. Wilson, Esq.
Paul J. Nozick, Esq.
fax: 404-881-4777
phone: 404-881-7000

If to the Company or the Special Committee:

Alfa Corporation
2108 East South Blvd.
Montgomery, Alabama 36116
Attention: H. Al Scott, Esq.

fax: 334-612-5120
phone: 334-613-4287

AND

John Russell Thomas c/o Aliant Bank
Aliant Corporate Center
200 Aliant Parkway
P.O. Box 1237
Alexander City, Alabama 35011
fax: 256-329-7594
phone: 256-329-7467

with a copy (which does not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Nancy Lieberman, Esq.
fax: 917-777-2050
phone: 212-735-2050

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7 Entire Agreement. This Agreement and the Mutual Group Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER AMI, AMF, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8 No Third-Party Beneficiaries. Except as provided in Section 7.9 (which is intended for the benefit of the Indemnified Parties), the Mutual Group and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 7.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9 Obligations of the Mutual Group and of the Company. Whenever this Agreement requires a Subsidiary of AMI or AMF to take any action, such requirement shall be deemed to include an undertaking on the part of AMI or AMF, respectively, to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take any action at the direction of the Special Committee, then such action (including any such action required by this Section 10.9) shall only be taken at the direction of the Special Committee.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement is void.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ALFA CORPORATION

By:	/s/ C. Lee Ellis
Name:	C. Lee Ellis
Title:	Executive Vice President—Operations

ALFA MUTUAL INSURANCE COMPANY

By:	/s/ Jerry A. Newby
Name:	Jerry A. Newby
Title:	President and Chief Executive Officer

ALFA MUTUAL FIRE INSURANCE COMPANY

By:	/s/ Jerry A. Newby
Name:	Jerry A. Newby
Title:	President and Chief Executive Officer

ALFA DELAWARE MERGER SUB, INC.

By:	/s/ Jerry A. Newby
Name:	Jerry A. Newby
Title:	President

[Agreement and Plan of Merger Signature Page]